Exhibit A
JOINT FILING AGREEMENT
     Pursuant to Rule 13d-1(k)(1)(iii) of the Securities Exchange Act of 1934, each of the undersigned agrees that a single joint Schedule 13G and any amendments thereto may be filed on behalf of each of the undersigned with respect to the securities held by each of them in Oiltanking Partners, L.P.

Date: July 29, 2011	Name: MARQUARD & BAHLS AG
	By:	/s/ Detlef Arlt
		Name:	Detlef Arlt
		Title:	Director of Human Resources

	By:	/s/ Stefan Kaiser
		Name:	Stefan Kaiser
		Title:	Head of IT

OILTANKING GMBH
	By:	/s/ Rutger van Thiel
		Name:	Rutger van Thiel
		Title:	Managing Director

OILTANKING HOLDING AMERICAS, INC.
	By:	/s/ Carlin G. Conner
		Name:	Carlin G. Conner
		Title:	President and Chief Executive Officer

OTB HOLDCO, LLC
	By:	/s/ Carlin G. Conner
		Name:	Carlin G. Conner
		Title:	President and Chief Executive Officer

OILT GP, LLC
	By:	/s/ Carlin G. Conner
		Name:	Carlin G. Conner
		Title:	President and Chief Executive Officer